FOR IMMEDIATE RELEASE	EXHIBIT 99.1
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3482
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation
Posts Record Annual Revenues
Smith & Wesson Holding Corporation
Reports Fourth Quarter and Full Year Financial Results;
Raises Revenue and Earnings Guidance for Fiscal 2007
Record Annual Revenue of $157.9 Million vs. $124.0 Million in Prior Year (+27%)
Record Quarterly Revenue of $51.9 Million vs. $36.0 Million in Prior Year (+44%)
Annual Diluted Earnings Per Share of $0.22 vs. $0.14 in Prior Year (+57%)
SPRINGFIELD, Mass., June 15, 2006 — Smith & Wesson Holding Corporation (AMEX: SWB), parent company of Smith & Wesson Corp., the legendary 154-year old company in the global business of safety, security, protection and sport, today announced financial results for the fiscal year and the fourth fiscal quarter ended April 30, 2006.
Revenues for fiscal 2006 increased 27.4% over the previous fiscal year. Firearms sales for the fiscal year grew 29.8% over the previous fiscal year, reflecting a 69.0% increase in pistol sales and a 13.7% increase in revolver sales.
Net income for fiscal 2006 of $8.7 million, or $0.22 per diluted share, was $3.5 million, or $0.08 per diluted share, higher than for the previous fiscal year. The results for fiscal 2006 also included $2.1 million in stock option expense relative to FAS 123(R) compared with $626,000 for the previous fiscal year.
Smith & Wesson Chairman of the Board, Barry M. Monheit, said, “Our results for fiscal 2006 reflect our first full year with the new management team in place. Speaking on behalf of our board of directors, we are pleased and proud of this highly capable team, its success in developing a sound strategy, and its ability to exceed our operational and financial objectives for the year. We look forward to a continuation of this success in the coming year.”
Net product sales for the fourth fiscal quarter ended April 30, 2006 were a record $51.9 million, a 44.1% increase over fiscal 2005 fourth quarter net product sales of $36.0 million. Net income for the quarter was $4.2 million, or $0.10 per diluted share, compared with $1.8 million or $0.05 per diluted share, in the fourth quarter of fiscal 2005.

Gross margin of 31.0% for fiscal 2006 was lower than gross margin of 32.5% for fiscal 2005. However, the gross profit for fiscal 2005 included $4.1 million in one-time insurance benefits. Without the impact of that one-time insurance event, gross profit and margin for fiscal 2005 would have been $36.8 million and 29.3%. The gross margin for the fourth quarter was 34.8%, a substantial improvement over the gross margin for the first three quarters of fiscal 2006. The improvement in gross margin in the fourth quarter of 2006 was attributable to the first full quarter of M&P pistol shipments and increased handgun production, driven by improved labor efficiency.
Operating expenses for fiscal 2006 were $35.1 million compared with $29.7 million for fiscal 2005. Operating expenses for fiscal 2006 were net of a $3.1 million reduction in our accruals for estimated environmental remediation costs. Operating expenses as a percentage of sales and licensing, excluding the environmental adjustment, were 23.8%, compared with 23.6% for fiscal 2005. The increase in operating expenses was attributable to expanded sales efforts, increased costs related to the implementation of Sarbanes Oxley 404 compliance during 2006, and increased stock option expense. Stock option expense was $2.1 million for fiscal 2006 compared with $626,000 in fiscal 2005. We also incurred $1.6 million in fiscal 2006 for Sarbanes Oxley 404 consulting expense, versus $288,000 in fiscal 2005.
Net cash flow from operations for fiscal 2006 was $11.5 million compared with $3.2 million for fiscal 2005. Capital expenditures for fiscal 2006 were $15.6 million. We also repaid $2.5 million in short-term borrowings that were outstanding at the end of the third quarter.
Michael F. Golden, Smith & Wesson President and CEO, said, “Our results for the year reflected solid execution on the strategy to grow our core handgun business, to diversify our company, and to enter into new markets with new products. I am extremely pleased with our progress in establishing Smith & Wesson as a global supplier in the business of safety, security, protection and sport.”
Core Firearms Growth
Golden continued, “Our 27.4% increase in revenue was driven by a number of initiatives. Our focus on securing business from the federal government was highly successful and resulted in four orders during the fiscal year from the United States military for shipment to the Afghanistan National Police. These orders intensified our drive to seek out opportunities with other federal government agencies.”
“We restructured our law enforcement sales organization during the year and introduced the Military & Police (M&P) pistol and rifle lines. These actions were intended to further penetrate domestic law enforcement markets with a new line of products designed especially to address the needs of professionals. As of today, we have received commitments for the M&P pistol from 58 separate law enforcement agencies. Twenty-three of those agencies placed orders for the new M&P polymer pistol; another 29 have approved the M&P for purchase, pending budgetary considerations; and an additional six have placed the M&P on their approved lists for on- or off-duty carry.”

“We delivered excellent results for fiscal 2006 in both the international and consumer markets. We continued to establish the Smith & Wesson brand, and our products with military and law enforcement agencies around the world, with international sales increasing by 58.7% for the year. On the consumer front, we transitioned from a sales network of independent manufacturer’s representatives to a directly employed, Smith & Wesson sales force. Consumer sales grew 32% in the fourth quarter of fiscal 2006 and were up 19% for the fiscal year. We attribute growth in both of these key markets to a strong and expanding product portfolio, combined with a sales force dedicated to selling only Smith & Wesson products,” added Golden.
Diversification & The Brand
Golden continued, “Our strategy calls for diversification into new markets with new products. Market research indicated that our strong Smith & Wesson brand could be successfully transferred into new markets, including the long gun market for tactical rifles, hunting rifles and shotguns. We responded quickly by introducing our new M&P tactical rifle series in January 2006. Shortly after the new product launch, we received an initial order from the Las Vegas Police Department and we continue to receive strong support from the sporting goods channel.
“The core of our diversification strategy lies in the strength of our Smith & Wesson brand. With a brand name that is recognized throughout the world, we continue to secure new opportunities to leverage that brand in licensing agreements and signed three new licensing partners in fiscal 2006 for apparel, gun safes, and gun cleaning equipment. We continue to refine our portfolio of licensing partners to insure that only high-quality, value-aligned products carry and build upon the strong Smith & Wesson brand name.”
Operational Improvements
Golden added, “We made notable operating improvements in our Springfield factory throughout the year in manufacturing processes, supply chain management, and lean manufacturing practices. In November 2005, improved efficiencies allowed us to return to a five-day work schedule in most of our machining operations, from the seven-day schedule we implemented in January 2005. This helped to reduce overtime expense and provides us with future capacity flexibility. Manufacturing efficiencies continued to improve throughout the fiscal year, helping to achieve the fourth quarter gross margin of 34.8%. We invested $15.6 million in the fiscal year to upgrade and purchase manufacturing equipment, geared primarily toward increasing pistol capacity and improving manufacturing processes.”
Revised Outlook for Fiscal 2007
We are increasing our sales expectations to between $180 million and $186 million for fiscal 2007, which would be a 14% to 18% increase over fiscal 2006 sales. This increased sales expectation does not include results of any potential future diversification initiatives, but does include growth in our existing consumer market, as well as continued penetration of the law enforcement, federal government, and international markets. Both the M&P pistol series and the M&P tactical rifle series are expected to be key drivers in the sales increase for fiscal 2007.
Net income is now anticipated to be between $12.5 million and $13.5 million, or between $0.30 and $0.32 per diluted share. This would represent a 44% to 55% increase in net income over fiscal 2006. It should also be noted that fiscal 2006 included a $3.1 million environmental reserve reduction, which accounted for $1.9 million, or $0.05 per diluted share, of fiscal 2006 net income. Excluding this adjustment, net income is expected to increase between 84% and 99%. This increase is expected to result from higher sales volume, gross margin improvement to 34%, and a decline in operating expenses as a percentage of sales and licensing.
We expect cash flow in fiscal 2007 of approximately $14.0 million. Based upon the timing of scheduled payments for insurance and profit sharing and our expectation that the bulk of capital expenditures will occur during the first half of the fiscal year, we expect our cash flow to become positive in the third quarter of fiscal 2007.
We expect capital expenditures in fiscal 2007 of $8.0 million, funded entirely by cash flow from operations. Capital expenditures for fiscal 2007 are based upon growth in our core business and exclude any new business opportunities we may pursue.
Golden concluded, “Our performance in fiscal 2006 exceeded expectations. In fiscal 2007, we should see the full impact of the introduction of our M&P pistol line, with new models and calibers, and we should also see the full year benefit of the M&P 15 rifle, with a Performance Center version scheduled for launch early in fiscal 2007. With our team assembled, a well-established core business in place, new products in our portfolio, and the strength of the Smith & Wesson brand in hand, we look forward to driving our company to its full potential in the areas of safety, security, protection and sport.”
Conference Call
The Company will host a conference call today, June 15, 2006, to discuss its annual results and its outlook for 2007. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smithandwesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, footwear and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, income, income per share, cash flows, sales margins, gross margins, expenses, including anticipated energy costs, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal year ending April 30, 2007; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products and the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns). The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2005.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of:

	April 30, 2006	April 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$731,306	$4,081,475
Marketable securities	—	—
Accounts receivable, net of allowance for doubtful accounts of $75,000	27,350,150	18,373,713
Inventories	19,101,507	19,892,581
Other current assets	2,567,564	2,388,286
Deferred income taxes	3,346,684	6,119,561
Income tax receivable	66,077	3,701

Total current assets	53,163,288	50,859,317

Property, plant, and equipment, net	28,181,864	16,726,361
Intangibles, net	406,988	364,908
Notes receivable	1,000,000	1,029,812
Deferred income taxes	7,358,194	7,806,702
Other assets	4,587,301	5,205,246

	$94,697,635	$81,992,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,560,027	$12,034,692
Accrued expenses	3,451,950	3,482,425
Accrued payroll	5,740,191	3,220,730
Accrued taxes other than income	818,517	589,449
Accrued profit sharing	2,450,394	2,403,019
Accrued workers’ compensation	368,080	536,773
Accrued product liability	2,353,616	2,524,996
Accrued warranty	1,256,507	1,416,092
Deferred revenue	4,836	15,646
Current portion of notes payable	1,690,584	1,586,464

Total current liabilities	31,694,702	27,810,286

Notes payable	14,337,817	16,028,424

Other non-current liabilities	7,332,368	11,062,459

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 39,310,543 shares on April 30, 2006 and 31,974,017 shares on April 30, 2005 issued and outstanding	39,311	31,974
Additional paid-in capital	33,277,474	27,744,819
Retained Earnings (Accumulated deficit)	8,015,963	(685,616)

Total stockholders’ equity	41,332,748	27,091,177

	$94,697,635	$81,992,346

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

			Restated
	April 30, 2006	April 30, 2005	April 30, 2004
Net product and services sales	$157,874,717	$123,963,973	$117,892,507
License revenue	2,173,907	1,824,077	1,622,128
Cost of products and services sold	110,354,558	84,861,811	80,080,391
Cost of license revenue	87,067	38,221	304,329

Gross profit	49,606,999	40,888,018	39,129,915

Operating expenses:
Research and development, net	348,788	199,042	557,884
Selling and marketing	16,546,671	13,581,939	12,723,916
General and administrative	21,255,031	15,926,046	20,036,495
Restructuring costs	—	—	1,000,931
Environmental	(3,087,810)	—	—

Total operating expenses	35,062,680	29,707,027	34,319,226

Income from operations	14,544,319	11,180,991	4,810,689

Other income/(expense):
Other income/(expense)	745,577	(120,373)	(1,302,959)
Interest income	112,322	290,201	318,868
Interest expense	(1,638,022)	(2,675,373)	(3,340,375)

	(780,123)	(2,505,545)	(4,324,466)

Income before income taxes	13,764,196	8,675,446	486,223
Income tax (benefit) expense	5,062,617	3,426,490	(346,062)

Net income	$8,701,579	$5,248,956	$832,285
Other comprehensive income:
Unrealized (loss) gain on marketable securities, net of $0, $0, and ($4,217) tax effect, respectively			$(7,231)
Reclassification of realized gain to net income	—	(20,245)	—

Comprehensive income	$8,701,579	$5,228,711	$825,054

Weighted average number of common and common equivalent shares outstanding, basic	36,586,794	31,361,009	30,719,114

Net income per share, basic	$0.24	$0.17	$0.03

Weighted average number of common and common equivalent shares outstanding, diluted	39,787,045	36,636,170	36,011,400

Net income per share, diluted	$0.22	$0.14	$0.02